EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bare Escentuals, Inc. 2004 Equity Incentive Plan and 2006 Equity Incentive Award Plan, of our report dated March 3, 2006 (except for Note 2, Earnings (Loss) per Share, and Note 10, Long-Term Debt, as to which the date is June 7, 2006, and Note 21, Subsequent Events, as to which the date is September 12, 2006) with respect to the consolidated financial statements of Bare Escentuals, Inc. as of January 2, 2005 and January 1, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended January 1, 2006 included in its Registration Statement (Form S-1 No. 333-135484), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California September 25, 2006